EXHIBIT 10.1

Summary Sheet: Terms of Employment for Named Executive Officers for 2016

Employment Status

Pursuant to the Federal Home Loan Bank Act, the employees of the Federal Home Loan Bank of San Francisco (the "Bank"), including the Bank's chief executive officer, the chief operating officer, the chief financial officer and other current named executive officers as of December 31, 2015 (Dean Schultz, Lisa B. MacMillen, Kenneth C. Miller, Lawrence H. Parks, Suzanne Titus-Johnson and David H. Martens) (the “named executive officers”), are “at will” employees. The named executive officers may resign at any time and the Bank may terminate their employment at any time for any reason or no reason, with or without cause and with or without notice.

Each of the named executive officers receives a base salary and is eligible to participate in the Bank's executive incentive compensation plans and comprehensive benefit programs, including both qualified and nonqualified retirement benefit plans. Base salaries for 2016 for the named executive officers are: Dean Schultz, $852,800; Lisa B. MacMillen, $557,200; Kenneth C. Miller, $458,100; Lawrence H. Parks, $454,000; Suzanne Titus-Johnson, $407,000; and David H. Martens, $394,100.

On occasion, the Bank may pay for resort activities for employees, including our named executive officers, in connection with business-related meetings; and in some cases, the Bank may pay the expenses for spouses/partners accompanying employees to these meetings or other Bank-sponsored events. The President receives use of a Bank-owned vehicle and its designated building parking space.

The Board adopted the Corporate Senior Officer Severance Policy (Senior Officers' Policy) applicable to the president, executive vice president, and senior vice presidents. The Senior Officers' Policy provides severance benefits in the event that the employee's employment is terminated because the employee's job or position is eliminated or because the job or position is substantially modified so that the employee is no longer qualified or cannot perform the revised job. For these officers, severance under the Senior Officers' Policy is equal to the greater of (i) 12 weeks of the officer's base salary, or (ii) the sum of three weeks of the officer's base salary, plus three weeks of the officer's base salary for each full year of service and three weeks of base salary prorated for each partial year of service at the Bank to a maximum of 52 weeks of base salary. The Senior Officers' Policy also provides one month of continued health and life insurance benefits and, at the Bank's discretion, outplacement assistance. The Senior Officers' Policy also provides severance payments in connection with a "Change in Control" (as defined by the Senior Officers' Policy).

Under the Senior Officers' Policy, in the event the president or the executive vice president experiences a termination of employment in connection with a Change in Control, severance and benefits will be payable pursuant to a Change in Control Severance Agreement (Agreement). The president and the executive vice president each have an Agreement that provides for a severance payment and continued benefits if the executive's employment terminates under certain circumstances in connection with a “Change in Control” (as defined in the Agreements) of the Bank. In particular, under the terms of each executive's Agreement, if Mr. Schultz or Ms. MacMillen terminates his or her employment for “Good Reason” (as defined in the Agreements), he or she shall be entitled to receive, in lieu of any severance benefits to which the executive may otherwise be entitled under any severance plan or program of the Bank, the following: (i) the executive's fully earned but unpaid base salary through the date of termination (together with all other amounts and benefits to which the executive is entitled under any benefit plan or practice of the Bank other than the Bank's Senior Officers' Policy); (ii) severance pay in an amount equal to the sum of two times the executive's annual base salary plus two times the executive's “Annual Incentive Amounts” (as defined in the Agreements); (iii) continued health and life insurance coverage for up to 180 days after the first anniversary of the date of termination of the executive's employment (or if earlier, the date the executive accepts employment from an employer with comparable benefits); and (iv) executive-level outplacement services at the Bank's expense, not to exceed $25,000.